Exhibit 99.3

LETTER TO BROKERS, DEALERS, ETC.

OFFER

by

KRAFT FOODS INC.

for

each outstanding ordinary share (including ordinary shares represented by American Depositary Shares)

of

CADBURY PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME (1:00 P.M. LONDON TIME), ON JANUARY 5, 2010, UNLESS THE INITIAL OFFER PERIOD IS EXTENDED.

December 4, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Kraft Foods Inc. (“Kraft Foods”) is offering to acquire each of the issued and outstanding ordinary shares of 10 pence each of Cadbury plc (“Cadbury”), including Cadbury ordinary shares represented by Cadbury American Depositary Shares (“Cadbury ADSs”), for 300 pence in cash and 0.2589 shares of Class A common stock, without par value, of Kraft Foods (the “Kraft Foods common stock”), upon the terms and subject to the conditions set forth in the prospectus/offer to exchange dated December 4, 2009, the ADS Letter of Transmittal (as defined below) and the other relevant offer documents (the offer reflected by such terms and conditions, together with any amendments or supplements thereto, constitutes the “Offer”). As each Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will receive 1,200 pence in cash and 1.0356 shares of Kraft Foods common stock in exchange for each outstanding Cadbury ADS validly tendered and not withdrawn. Holders of Cadbury ordinary shares and holders of Cadbury ADSs are together referred to as “Cadbury securityholders.”

Cadbury securityholders may elect to vary the proportion of shares of Kraft Foods common stock and cash they receive pursuant to a mix and match facility, including by electing to receive only cash or only shares of Kraft Foods common stock. However, valid mix and match elections will only be satisfied in full to the extent that other Cadbury securityholders make off-setting elections in the Offer.

As discussed in the prospectus/offer to exchange, the Offer is not being made in any jurisdiction in which the Offer would be unlawful under the laws of such jurisdiction. No copies of the prospectus/offer to exchange or the ADS Letter of Transmittal should be sent into Japan, unless by an agent licensed under the Financial Instruments and Exchange Law of Japan, or Singapore, unless by a local licensed intermediary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M. NEW YORK CITY TIME (1:00 P.M. LONDON TIME) ON JANUARY 5, 2010, UNLESS THE INITIAL OFFER PERIOD IS EXTENDED.

For your information and for forwarding to those of your clients for whom you hold Cadbury ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The prospectus/offer to exchange;

2.	The ADS Letter of Transmittal to be used by holders of Cadbury ADSs to accept the Offer;

3.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4.	A printed form of letter that may be sent to your clients for whose account you hold Cadbury ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Please note the following:

1.	The consideration for each Cadbury ordinary share validly tendered and not withdrawn is 300 pence in cash and 0.2589 shares of Kraft Foods common stock. As each Cadbury ADS represents four Cadbury ordinary shares, holders of Cadbury ADSs will receive 1,200 pence in cash and 1.0356 shares of Kraft Foods common stock in exchange for each outstanding Cadbury ADS validly tendered and not withdrawn.

2.	The Offer is being made for all of the issued and outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs.

3.	The initial offer period will expire at 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, unless Kraft Foods extends the initial offer period. If the Offer becomes or is declared wholly unconditional on or after January 5, 2010, a subsequent offer period of at least 14 days in length following the expiration of the initial offer period will start immediately. Kraft Foods may extend the subsequent offer period beyond 14 days until a further specified date or until further notice. Cadbury securityholders may withdraw acceptances under the Offer at any time until the end of the initial offer period. Acceptances may not be withdrawn during the subsequent offer period, except in certain limited circumstances described in the prospectus/offer to exchange.

4.	If holders of Cadbury ADSs tender their Cadbury ADSs in the Offer, and the Offer becomes or is declared wholly unconditional, Computershare Trust Company, N.A. (the “ADS Exchange Agent”), as representative, will, upon request of Kraft Foods, instruct JPMorgan Chase Bank, N.A. or its successor, as Depositary for the ADSs (the “ADS Depositary”) on behalf of the holders of Cadbury ADSs to withdraw the Cadbury ordinary shares represented by such tendered Cadbury ADSs and to deliver these shares on behalf of the holders of the Cadbury ADSs to the account or accounts designated by the ADS Exchange Agent. In this case, the ADS Depositary will assess each holder of Cadbury ADSs a $0.05 per Cadbury ADS withdrawal fee. This fee will be deducted from the cash consideration payable to the holders of Cadbury ADSs. If the Offer lapses or does not become or is not declared wholly unconditional, the Cadbury ordinary shares represented by the tendered Cadbury ADSs will not be withdrawn and the holders of Cadbury ADSs will not be assessed any such fee. If a holder of Cadbury ADSs elects to receive all shares of Kraft Foods common stock under the mix and match facility and the cash consideration otherwise payable to that holder of Cadbury ADSs is not sufficient to cover this fee, the mix and match election of such holder of Cadbury ADSs will be adjusted to provide an amount of cash consideration necessary to cover the amount of the fee.

5.

The Offer is conditional upon, among other things: (a) Kraft Foods having received valid acceptances prior to expiration of the Offer in respect of not less than 90% (or such lower percentage as Kraft Foods may decide) of the Cadbury ordinary shares to which the Offer relates, including those represented by Cadbury ADSs, and of the voting rights attached to those shares; provided, that this condition will not be satisfied unless Kraft Foods has acquired or agreed to acquire more than 50% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs; (b) Kraft Foods’ shareholders having approved all proposals as required under certain rules of the New York Stock Exchange (the “NYSE”) to approve the issuance of the Kraft Foods common stock in connection with the Offer; (c) the shares of Kraft Foods common stock to be issued in connection with the Offer having been approved for listing on the NYSE and the registration statement of which the prospectus/offer to exchange is a part having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the registration statement having been initiated by the SEC; and (d) there having been received all applicable competition and antitrust approvals, including those from the European Commission, and all applicable waiting periods under applicable competition or antitrust laws, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, having expired or terminated. The Offer is also subject to the other conditions described in the prospectus/offer to exchange under the heading “Appendix A—Conditions and Further Terms of the Offer.”

6.	Acceptances of the Offer by holders of Cadbury ADSs will be made only after (a) in the case of a book–entry holder, book–entry transfer of such Cadbury ADSs into the ADS Exchange Agent’s account at the Depository Trust Company and delivery of an Agent’s Message (as defined in the prospectus/offer to exchange), or (b) a properly completed and duly executed letter of transmittal for use in connection with accepting the Offer in respect of Cadbury ADSs (the “ADS Letter of Transmittal”), Cadbury American Depositary Receipts evidencing tendered Cadbury ADSs, and any other required documents are delivered to the ADS Exchange Agent, in each case in accordance with the procedures set forth in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer.” Holders of Cadbury ADSs in direct registration form must convert their Cadbury ADSs into certificated Cadbury ADSs or arrange for their direct registration Cadbury ADSs to be transferred to a brokerage or custodian account and follow the acceptance procedures described above. Settlement of the consideration to accepting Cadbury securityholders will be consistent with U.K. practice and will be effected (a) not later than 14 calendar days after the end of the initial offer period, in the case of complete acceptances received prior to the end of the initial offer period and (b) within 14 calendar days of receipt, in the case of complete acceptances received during the subsequent offer period.

7.	Kraft Foods will pay any stock transfer taxes (but not any Cadbury ADS withdrawal fees) applicable to the transfer of Cadbury ADSs pursuant to the Offer, except as otherwise provided in the ADS Letter of Transmittal.

Kraft Foods will not pay any commissions or fees to any broker, dealer or other person (other than Georgeson Inc. (the “Information Agent”), Computershare Investor Services PLC (the “Ordinary Share Exchange Agent”) and the ADS Exchange Agent, as described in the prospectus/offer to exchange) for soliciting tenders of shares pursuant to the Offer. You will, however, upon request, be reimbursed for customary clerical and mailing expenses incurred by you in forwarding the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the addresses and telephone numbers set forth on the back cover of the prospectus/offer to exchange. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

KRAFT FOODS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF KRAFT FOODS, THE ORDINARY SHARE EXCHANGE AGENT, THE ADS EXCHANGE AGENT, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE PROSPECTUS/OFFER TO EXCHANGE OR THE ADS LETTER OF TRANSMITTAL.